EXECUTION VERSION
[***] Indicates information that has been excluded from this Exhibit 10.1 because such information is both (i) not material, and (ii) would be competitively harmful if publicly disclosed.

Commitment Agreement
Arconic Corporation

April 21, 2021 (the “Commitment Agreement Date”)

Massachusetts Mutual Life Insurance Company (“Insurer”), Arconic Corporation (“Company”), acting solely in its capacity as the sponsor of the Plan (defined below), and State Street Global Advisors Trust Company (“Independent Fiduciary”), acting solely in its capacity as the independent fiduciary of the Plan, hereby agree that Insurer shall provide a nonparticipating single premium group annuity contract (the “Contract”) supported by its general account in connection with the settlement of liabilities associated with certain benefits arising under the Arconic Corp. Pension Plan A and the Arconic Corp. Pension Plan B (collectively, the “Plan”), subject to the terms and conditions of this Commitment Agreement (this “Commitment Agreement”). Capitalized terms not defined in paragraphs 1-11 of this Commitment Agreement are defined in paragraph 12.

1.Closing. The delivery of the Closing Date Transfers described in paragraph 3 to Insurer (the “Closing”) will take place on April 28, 2021, if on such date all of the conditions set forth in paragraph 10 have been satisfied or waived (the “Closing Date”).

2.Contract Issuance.

a.Timing. After the Commitment Agreement Date, Insurer, Company and Independent Fiduciary shall each use commercially reasonable efforts to finalize the Contract by revising the specimen group annuity contract attached hereto as Schedule 1 (the “Specimen Contract”) to reflect such revisions that were mutually agreed to by the parties prior to the Commitment Agreement Date but not yet included in the terms set forth in the Specimen Contract , if any, and will use commercially reasonable efforts to negotiate any additional revisions to the Specimen Contract and the terms of the related forms of annuity certificates in accordance with paragraph 2.c., below. Insurer shall submit the Contract and related forms of annuity certificates for approval by the applicable state’s insurance commission no later than fourteen (14) days after the Insurer, Company and Independent Fiduciary have agreed to the final terms of the Contract and certificates, respectively. In the event that any such approval, to the extent required by applicable law, is not granted, or if the Contract or a form of certificate is disapproved by the applicable state’s insurance commission, Insurer, Independent Fiduciary and Company will cooperate in good faith to mutually agree on modifications to the Contract or certificate, as applicable, to address the requests of the applicable state’s insurance commission, if any, and, to the extent possible, to preserve the provisions included in the Specimen Contract or certificate as revised in accordance with this paragraph 2.

b.Within five (5) Business Days after the later of (i) approval by the applicable state insurance commission, and (ii) the completion of the data and premium adjustments process described in paragraph 3.i. and updating of the final annuity exhibits, which will be attached to and become part of the Contract, to reflect any agreed-upon changes, Insurer and Company shall each execute the Contract. Subject to Insurer’s receipt of the Premium Amount in accordance with paragraph 3, Insurer irrevocably commits to make payments to annuitants commencing on the Insurer Financial Payment Date in accordance with the Specifications (as defined in paragraph 2.c.) and, once issued, the Contract. Insurer will make such payments even if the Contract has not been issued by Insurer as of the Insurer Financial Payment Date.

c.Terms. The terms of the Contract and related forms of annuity certificates shall be consistent with the Project Glacier Retiree Annuity Purchase Request for Proposal dated April 7, 2021, (including the “Data,” as defined therein), (together, the “Specifications”), the terms set forth in the Specimen Contract with such modifications agreed on in accordance with paragraph 2.a., above, and the Insurer final proposal dated April 21, 2021. For the avoidance of doubt, if there is a conflict between the Proposal and the Specifications, the Proposal will control.

3.Closing Premium.

a.Premium Payment: So long as the conditions to Closing set forth in paragraph 10 have been satisfied, the Independent Fiduciary will direct the Plan Trustee to pay Insurer $[***] (the “Premium Amount”) on the Closing Date by:

i.assigning, transferring, and delivering through re-registration to Insurer, by the Cut-Off Time, all rights, title and interests in and to each Eligible Asset, and
ii.paying to Insurer an amount in Cash, per instructions in Schedule 7, equal to the excess, if any, of the Premium Amount over the Transferred Asset Valuation.
In addition, so long as the conditions to Closing set forth in paragraph 10 have been satisfied, on the Closing Date, Independent Fiduciary will direct the Plan Trustee to pay or cause to be paid to Insurer the Interim Asset Cash Flows (such payment, together with the payment of the Premium Amount, the “Closing Date Transfers”). Insurer will deposit the Closing Date Transfers into its general account that supports the Contract. If, on or following the Closing Date, the Plan Trust, the Plan, or Company receives any payments with respect to any Transferred Asset, then to the extent any such payment (i) was not reflected in the Transferred Asset Valuation used to determine the Premium Amount or (ii) in the case of accrued interest on such Transferred Asset, was not made with respect to an accrual period that occurred after the Commitment Agreement Date such payments will be retained by the Plan Trust or, if the Plan Trust is no longer in existence at the time of such payment, Company; otherwise, Independent Fiduciary will direct the Plan Trustee to promptly pay to Insurer an amount in Cash equal to such payment. In all cases, Company, Independent Fiduciary and Insurer will work in good faith to cause any misdirected payments to be made to the correct party.

b.Schedule 2 Updates. On the second Business Day after the Commitment Agreement Date, Insurer will deliver to Company an updated Schedule 2 that reflects the Transferred Asset Market Value of each Schedule 2 Asset by providing the Mid Price, flat market value and accrued interest with respect to each Schedule 2 Asset. If Company, Insurer and Independent Fiduciary, despite using good faith efforts, cannot resolve any dispute with respect to any such information on or prior to the Closing Date, then Insurer’s determination will control for purposes of the Closing Date Transfers, but Company or Independent Fiduciary may immediately commence an arbitration dispute pursuant to Schedule 8 with respect to any such information, and Insurer’s determination shall be subject to retroactive adjustment based on the determination of such arbitration. On the Closing Date, Insurer will, if needed, update Schedule 2 to reflect the removal of any asset that is not received by Insurer prior to the Cut-Off Time. Insurer will, if needed, further update Schedule 2 to reflect the removal of any asset that is determined to be an Ineligible Asset pursuant to paragraph 3.c. and is returned to the Plan Trust in accordance therewith.
c.Asset Portfolio Activity. On and as of the Business Day prior to the Closing Date, Insurer will provide to Company asset portfolio activity information in the form of Schedule 4 with respect to each Schedule 2 Asset and reflecting all Interim Asset Cash Flows. Prior to the Closing Date, Company will confirm to Insurer in writing that such information is accurate and complete or will provide any additions, deletions, or corrections to such information. If Company and Insurer have a dispute with respect to any such information and, despite using commercially good faith efforts, cannot resolve such dispute on or prior to the Business Day prior to the Closing Date, then Insurer’s asset portfolio activity information will control for purposes of the Closing Date Transfers, but Company or Independent Fiduciary may immediately commence an arbitration dispute pursuant to Schedule 8 with respect to any such information, and Insurer’s asset portfolio activity information shall be subject to retroactive adjustment based on the determination of such arbitration.
d.Ineligible Assets. By written notice to the other party on or before the fifth Business Day following the Closing Date, Company or Insurer may identify as an Ineligible Asset any asset that was transferred to Insurer as part of the Closing Date Transfers, and the parties will work in good faith for seven (7) Business Days following the receipt of such notice to agree on which, if any, assets constituting part of the Closing Date Transfers are Ineligible Assets. If the parties agree that an asset is an Ineligible Asset within such seven (7) Business Days following the receipt of such notice, then, on or before the date that is three (3) Business Days following such agreement, Independent Fiduciary will direct the Plan Trustee to promptly pay or cause to be paid to Insurer an amount, in Cash, per instructions in Schedule 7, equal to the Transferred Asset Market Value of each such asset, and, simultaneously with receipt of such payment, Insurer will return each such asset to the Plan Trust together with any Interim Asset Cash Flows associated with such asset.

e.Interest Payments. Any payment made pursuant to paragraph 3.d. or 3.i. will also include an amount, in Cash, equal to the interest on such payment calculated at an annual rate equal to [***]% from the Closing Date through but excluding the date of such payment.
f.Additional Actions with Respect to Eligible Assets. Independent Fiduciary will direct the Plan Trustee to promptly give or cause to be given all notices that are required, under applicable law and the terms of each Eligible Asset, in connection with the sale, assignment, transfer, and delivery of the Eligible Assets on the Closing Date. The Independent Fiduciary will direct the Plan Trustee to and Insurer will promptly execute, deliver, record, file, or cause to be executed, delivered, recorded, or filed any and all releases, affidavits, waivers, notices, or other documents that Company or Insurer may reasonably request in order to implement the transfer of the Eligible Assets to Insurer.
g.Risk of Loss on Transferred Assets; Gains on Transferred Assets. Insurer acknowledges and agrees that, if the Closing Date Transfers occur, then, from and after the Commitment Agreement Date, Insurer bears any and all risks associated with each Transferred Asset.
h.Available Assets. Company will cause the Plan Trust to have sufficient Cash or other assets (whether by means of a Cash contribution or otherwise) to enable the Plan Trustee to pay all amounts that it is directed to pay to Insurer by Independent Fiduciary pursuant to this Commitment Agreement.
i.Premium Adjustments. After the Commitment Agreement Date and prior to October 25, 2021, Company and the Insurer will cooperate in good faith to identify any data errors (“Data Changes”), including new lives, deaths prior to the Closing Date, deleted lives not related to death and changes in or adjustments to existing annuitant data including, but not limited to the following: date of birth, monthly benefit amount, gender, form of annuity, description of annuity, state of residence and qualified domestic relations orders (including the type of qualified domestic relations order). To the extent that the Data Changes occurring prior to October 25, 2021 fall within a [***]% pricing corridor (meaning that the resulting adjustment to the premium, whether positive or negative, does not exceed an amount equal to [***]% of the Premium Amount), Insurer will calculate the adjustment to the premium for each Data Change on a life-by-life basis, consistent with pricing assumptions and methodologies that are the same as the pricing assumptions and methodologies used by Insurer to calculate the Premium Amount (the “Original Pricing Assumptions”). Any adjustment in excess of such [***]% corridor will be priced by updating the Original Pricing Assumptions based on then-current changes in capital market conditions and other relevant factors. All premium adjustments will be paid as follows:

i.If the premium adjustment is a positive number, then Independent Fiduciary will direct the Plan Trustee to (or, if the Plan is not in existence as of such date, Company will) pay to Insurer an amount, in Cash, equal to such premium adjustment, plus interest calculated in accordance with paragraph 3.e. from the Closing Date through the date of payment, and Insurer will deposit the Cash into the its general account that supports the Contract; or

ii.If the premium adjustment is a negative number, then Insurer will pay to the Plan Trust (or if the Plan Trust is not in existence as of such date, Company) an amount, in Cash, equal to the absolute value of such premium adjustment plus interest calculated in accordance with paragraph 3.e. from the Closing Date through the date of payment.

Insurer will provide the premium adjustment on a life-by-life basis for Company and Independent Fiduciary’s review by December 3, 2021, or such later date as mutually agreed upon by the parties. Company will respond to Insurer with any questions on the premium adjustment calculation by December 10, 2021, or such later date as mutually agreed upon by the parties. Insurer and Company will cooperate in good faith to resolve any discrepancies on or prior to December 13, 2021 or such later date as mutually agreed upon by the parties, and Insurer will reflect in the annuity exhibit to the Contract any changes that have been agreed to on or prior to such date.

4.Public Announcements and Other Communications.
a.Press Releases. Insurer and Company (and if referenced in the release, Independent Fiduciary) shall cooperate in good faith to agree on any press release by Insurer, Company, or Independent Fiduciary regarding the annuity purchase and the transactions contemplated by this Commitment Agreement; provided, however, that no party shall issue a press release or otherwise publicly disclose the transactions described in this letter unless and until each other party, in its discretion, approves such disclosure in writing prior to such disclosure, such approval not to be unreasonably withheld.

b.SEC Filings. If either the Insurer or Company concludes that disclosure of this Commitment Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (1) Company and Insurer will cooperate in good faith to make an application by Company and/or the Insurer, as applicable, with the SEC for confidential treatment of information relating to the pricing of the Contract and such other information as Company and Insurer mutually conclude is competitively sensitive from the perspective of Company or Insurer or otherwise merits confidential treatment, (2) Company and/or Insurer, as applicable, will include the other party in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and (3) Company and Insurer will otherwise reasonably cooperate in connection with such application.

c.No Insurer Communications. From the Commitment Agreement Date until the issuance of an annuity certificate by Insurer to an annuitant, other than as provided for in this Commitment Agreement, without Company’s prior written consent, (1) Insurer will cause its employees not to initiate any contact or communication with any participant or beneficiary of the Plan in connection with any transactions other than those transactions contemplated by this Commitment Agreement, and (2) Insurer will not, and will cause all of its affiliates not to, provide any of their respective insurance agents, wholesalers, retailers, or other representatives with any contact information of such participants and beneficiaries of the Plan obtained from Company or any of its representatives in connection with the transactions contemplated by this Commitment Agreement, except for those representatives of Insurer or any of their respective affiliates who need to know such information for purposes of the transactions contemplated by this Commitment Agreement and agree to comply with the requirements of this Commitment Agreement. However, this paragraph 4.c. will not restrict employees of Insurer from contacting any participant or beneficiary of the Plan in connection with, or to facilitate, Insurer’s performance of its obligations under the Contract, the annuity certificates or this Commitment Agreement. Until the issuance of an annuity certificate by Insurer to an annuitant, other than as provided for in this Commitment Agreement, if any participant or beneficiary of the Plan contacts an employee of Insurer, Insurer and Company will cooperate to coordinate on a response to such participant or beneficiary.

5.Welcome Kit and Annuity Certificates.

a.Cooperation. Insurer, Company and Independent Fiduciary will cooperate in good faith to agree on communications to be provided to annuitants, including the Welcome Kit and the annuity certificates, subject to paragraphs 5.b. and 5.c.

b.Welcome Kit. On or before August 17, 2021, Insurer will mail a welcome kit to annuitants (the “Welcome Kit”). Insurer will send a preliminary draft of the Welcome Kit to Company and Independent Fiduciary as soon as practicable, and Insurer will consider in good faith any comments made by Company or Independent Fiduciary on or before ten (10) business days after they receive the preliminary draft of the Welcome Kit from Insurer.

c.Annuity Certificates. Insurer will use commercially reasonable efforts to obtain all regulatory approvals that are necessary for the issuance of any annuity certificate. Insurer will mail an annuity certificate to each annuitant no later than the later of (i) sixty (60) days following the Contract execution date and (ii) sixty (60) days after all required regulatory approvals of the annuity certificates have been obtained. Each annuity certificate will include statements informing an annuitant of (A) his or her right to obtain a copy of the Contract, (B) how to obtain such copy of the Contract (redacted to exclude information concerning other annuitants), and (C) his or her right to enforce all provisions of the Contract, including, without limitation, provisions with respect to such annuitant’s annuity payments under the Contract, solely against Insurer and against no other person including the Plan, Company, or any affiliate thereof. The rights of an annuitant are not conditioned on the issuance of the annuity certificates, and any delay in issuing a certificate will not have any effect on the date as of which the annuitant has enforceable rights against Insurer.

6.Administration and Transfer.

a.Administrative Transition. Company and Insurer will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary to coordinate the takeover by Insurer of all administration responsibilities necessary to effectively make the payments due under the Contract and carry out all related administration commencing on the Insurer Financial Payment Date.

b.Call Center and Company Contact. From the date the Welcome Kit is mailed, Insurer will maintain, at its cost and expense, a toll-free phone number and website (the “Call Center”) which will be available for annuitants (or any other payee designated in the Contract) to contact Insurer with questions related to the Contract and the annuity certificates, including administration questions and data updates. Representatives of Insurer at its customer service center will, from the Closing Date until Insurer’s Call Center becomes available, respond to inquiries from annuitants (or any other caller) by providing a general description of the transfer of benefits and referring or transferring the caller to the current Plan administration customer line. Company will maintain for a period of one year following the Closing Date, at its cost and expense, a point of contact (the “Company Contact”) to which Insurer may refer annuitants who pose questions related to their previous Plan benefits. In the event that an annuitant contacts Company with questions related to the Contract and annuity certificates, Company may refer the caller to the Call Center. In the event that an annuitant contacts Insurer with questions related to the annuitant’s Plan benefits that are not within the responsibilities of Insurer, Insurer may refer the caller to the Company Contact.

7.Insurer Representations and Warranties. Insurer hereby represents and warrants to Company and Independent Fiduciary as of the Commitment Agreement Date and as of the Closing Date that:

a.Due Organization, Good Standing and Corporate Power. Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement, the transactions contemplated hereunder and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Insurer has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by Insurer in this Commitment Agreement and the Contract.

b.Compliance with Laws. The business of insurance conducted by Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Insurer to perform its obligations under this Commitment Agreement.

c.Relationship to the Plan. Insurer is not (1) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (2) a plan administrator (within the meaning of ERISA § 3(16)(A) and Code § 414(g)) or (3) an employer any of whose employees are covered by the Plan. Neither Insurer nor any of Insurer’s affiliates is a fiduciary of the Plan who either (1) has or exercises any discretionary authority or control with respect to the investment of Plan assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (2) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. Schedule 5 sets forth a true and complete list of (I) Insurer and Insurer’s affiliates that are investment managers within the meaning of ERISA § 3(38)(B) and (II) without duplication of clause (I), Insurer and Insurer’s affiliates that are registered as investment advisers under the Investment Advisers Act of 1940; provided, however, that solely with respect to the representation and warranty as to Schedule 5 to be made by Insurer on and as of the Closing Date, Insurer may update Schedule 5 through the Closing Date by providing a written update to Company so that the information included therein is current on and as of the Closing Date. NISA Investment Advisors, LLC is not an affiliate of Insurer.

d.No Post-Closing Liability. Following the Closing, the Plan, Company and Independent Fiduciary and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contract.

e.RBC Ratio. As of the Commitment Agreement Date, Insurer’s most recent Projected RBC Ratio is at least [***]% and to Insurer’s knowledge no event (including a change to financial market metrics) has occurred between the date of Insurer’s most recent Projected RBC Ratio and the Commitment Agreement Date that would be expected to cause Insurer’s most recent Projected RBC Ratio to fall below [***]%.

f.No Commissions. No commissions are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

g.Enforceability; No Conflict. Insurer has received all necessary corporate approvals and no other action on the part of Insurer is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement and the Contract. This Commitment Agreement has been duly executed and delivered by Insurer, and is a valid and binding obligation of Insurer and enforceable against Insurer in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”). The execution, delivery, and performance of this Commitment Agreement and the Contract by Insurer, and the consummation by Insurer of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement, do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities in the states listed on Schedule 6, violate or conflict with any law or order of any governmental authority applicable to Insurer, (3) require any governmental or governmental agency approval other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6 or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6.

h.The Contract. The Contract, when executed, will be duly executed and delivered by Insurer and will be a valid and binding irrevocable obligation of Insurer and enforceable against Insurer by the contractholder, and each annuitant, contingent annuitant, and beneficiary in accordance with its terms, subject to the Enforceability Exceptions. No governmental approval is required for Insurer to issue the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6. At all times, the right to a benefit and all other provisions under the Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the annuitant, contingent annuitant, or beneficiary to whom the benefit is owed under the Contract, subject to the Enforceability Exceptions. Even if Company, as the contractholder, ceases to exist, notifies Insurer that it will cease to perform its obligations under the Contract, or no longer has obligations under the Contract, the Contract will remain a valid and binding obligation of Insurer, irrevocable and in full force and effect, and enforceable against Insurer by each annuitant, contingent annuitant, or beneficiary in accordance with its terms, subject to the Enforceability Exceptions.

i.Accuracy of Information. To Insurer’s knowledge (i) all information provided by Insurer to Company or Independent Fiduciary (other than any component incorporated into the calculation of the Premium Amount or the premium adjustment under paragraph 3.i. not calculated, determined or provided by Insurer, including the Data as defined in the Specifications, and any information provided by Insurer based on any such component) in connection with the transactions contemplated by this Commitment Agreement was, as of the date indicated on such information, true and correct in all material respects and (ii) no change has occurred since the date indicated on such information that Insurer has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be false or misleading.

j.Litigation. There is no action pending or, to Insurer’s knowledge, threatened against Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

k.Sophisticated Investor. Insurer is a sophisticated investor with experience in the purchase of the assets of the type to be included in the Transferred Assets. Insurer has had access to such information as it deems necessary in order to make its decision to acquire the Transferred Assets from the Plan. Insurer acknowledges and agrees that neither Company, Independent Fiduciary, nor the Plan has given any investment advice or rendered any opinion to Insurer as to whether the acquisition of the Transferred Assets is prudent.

8.Company Representations and Warranties. Company hereby represents and warrants to Insurer and Independent Fiduciary as of the Commitment Agreement Date and as of the Closing Date that:

a.Due Organization, Good Standing and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Company has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contract.

b.Accuracy of Information. To Company’s knowledge, (1) the mortality experience data file labeled “Glacier MED sent 20210323.xlsx” provided on March 23, 2021, by or on behalf of Company to Insurer did not contain any misstatements or omissions that were, in the aggregate, material, and (2) the data in respect of benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, in each case, with respect to the annuitants or survivor annuitants that is furnished on behalf of Company to Insurer was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

c.Compliance with ERISA. The Plan and Plan Trust are maintained under and are subject to ERISA and, to Company’s knowledge, are in compliance with ERISA in all material respects. To Company’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All amendments to the Plan necessary to effect the transactions contemplated by this Commitment Agreement and the Contract have been duly executed and, to the extent that they require authorization by Company, have been or will be by the Closing Date, duly authorized and made by Company.

d.Plan Investments. Neither Insurer nor any of Insurer’s affiliates is a fiduciary of the Plan who either (A) has or exercises any discretionary authority or control with respect to the investment of Plan Assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (B) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan assets involved in the transactions contemplated by this Commitment Agreement or the Contract. No assets of the Plan that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract are or will be managed by any investment manager listed on Schedule 5, and no investment advisor listed on Schedule 5 renders or will render investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to those assets. The Plan assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract will, immediately prior to the Commitment Agreement Date, be exclusively managed by NISA Investment Advisors, LLC. NISA Investment Advisors, LLC has not engaged and will not engage any sub-managers or advisors with respect to its management of the Plan assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract. Investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to the Plan assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract is and will be exclusively rendered by NISA Investment Advisors, LLC.

e.Independent Fiduciary. Independent Fiduciary has been duly appointed as independent fiduciary of the Plan with respect to the purchase of one or more group annuity contracts to be the designated fiduciary responsible for (1) selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (2) determining whether the transactions contemplated by this Commitment Agreement and the Contract satisfy the ERISA Requirements, (3) representing the interests of the Plan and all its participants and beneficiaries in connection with the negotiation of a commitment agreement and, to the extent set forth in the engagement letter dated February 5, 2021 by and between Independent

Fiduciary and the fiduciary of the Plan with authority to hire Independent Fiduciary (the “IF Engagement Letter”), the terms of any agreements with Insurer, including the Contract and the annuity certificates, (4) directing the Plan Trustee on behalf of the Plan to transfer the Closing Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any amounts required pursuant to paragraph 3 and (5) taking all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

f.Plan Trustee is Directed Trustee. The Plan Trustee has been duly appointed as the directed trustee of the trust formed under the Plan and is obligated to follow Independent Fiduciary’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement and the IF Engagement Letter.

g.No Commissions. No commissions are or will be owed by Company to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

h.Enforceability; No Conflict. Company has received all necessary corporate approvals and no other action on the part of Company is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contract. This Commitment Agreement and the Contract have been or will be duly executed and delivered by Company, and is (or when executed will be) a valid and binding obligation of Company and enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Commitment Agreement and the Contract by Company, and the consummation by Company of the transactions contemplated to be undertaken by Company in this Commitment Agreement do not (1) violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificates or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of Company, (2) violate or conflict with any law or order of any governmental authority applicable to Company or the Plan Governing Documents, (3) require any governmental or governmental agency approval or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Company is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

i.Litigation. There is no action pending or, to Company’s knowledge, threatened against Company or the Plan that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

9.Independent Fiduciary Representations and Warranties. Independent Fiduciary hereby represents and warrants to the Insurer and Company as of the Commitment Agreement Date and as of the Closing Date that:
a.Due Organization, Good Standing, and Corporate Power. Independent Fiduciary is a trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the transactions contemplated hereunder makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Independent Fiduciary has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by Independent Fiduciary in this Commitment Agreement.

b.Independent Fiduciary Compliance with ERISA.

i.Independent Fiduciary meets the requirements of, and in the transactions contemplated by this Commitment Agreement is acting as, an “investment manager” under ERISA § 3(38), and further constitutes a “qualified professional asset manager” under the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 solely with respect to the transfer of assets to Insurer in connection with the transactions contemplated by this Commitment Agreement and the Contract (but not the selection of such assets or the management of such assets prior to the transfer).

ii.Independent Fiduciary has accepted, and has not rescinded or terminated, its designation as the designated fiduciary of the Plan with authority to select one or more insurers to issue one or more group annuity contracts in the IF Engagement Letter, and the Independent Fiduciary reaffirms its fiduciary status with respect to the Plan as set forth in the IF Engagement Letter.

iii.The Independent Fiduciary is fully qualified and has the requisite expertise together with its reliance on its consultant, River & Mercantile, to serve as an independent fiduciary in connection with the transactions contemplated by this Commitment Agreement.

c.ERISA Determinations.

i.Independent Fiduciary has selected Insurer to issue the Contract as set forth in this Commitment Agreement. If an Independent Fiduciary MAC has not occurred between the Commitment Agreement Date and the Closing Date or, if an Independent Fiduciary MAC has occurred but is not continuing on the Closing Date, such selection, the transactions contemplated by this Commitment Agreement, the Plan’s use of assets for the purchase of the Contract as contemplated by this Commitment Agreement, and the Contract (including its terms) all satisfy the ERISA Requirements. Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of Independent Fiduciary, to the Plan’s fiduciary that retained the Independent Fiduciary.

ii.The transactions contemplated by this Commitment Agreement and the purchase of the Contract do not result in a Non-Exempt Prohibited Transaction, provided that the representations in paragraph 7.c. and 8.d. are true and correct in all material respects as of the Closing Date.

iii.The Plan Trust (1) will receive no less than “adequate consideration” for the Transferred Assets and (2) will pay no more than “adequate consideration” for the Contract, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

d.No Commissions. No commissions are or will be owed by Independent Fiduciary to any individual or entity in connection with the transactions contemplated by this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

e.Enforceability; No Conflict. This Commitment Agreement is duly executed and delivered by Independent Fiduciary, and is a valid and binding obligation of Independent Fiduciary and enforceable against Independent Fiduciary in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery, and performance of this Commitment Agreement by Independent Fiduciary, and the consummation by Independent Fiduciary of the transactions contemplated to be undertaken by Independent Fiduciary in this Commitment Agreement, do not (1) violate or conflict with the certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents of Independent Fiduciary, (2) violate or conflict with any law or order of any governmental authority applicable to Independent Fiduciary, (3) require any governmental approval, (4) violate or conflict with any law or order of any governmental authority applicable to any provision of the Plan Governing Documents or (5) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Independent Fiduciary is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Independent Fiduciary’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement.

f.Litigation. There is no action pending or, to Independent Fiduciary’s knowledge, threatened against Independent Fiduciary that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict Independent Fiduciary’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

10.Conditions to Closing. The parties’ obligations to consummate the transactions contemplated by this Commitment Agreement in connection with the Closing, including Independent Fiduciary’s obligation to direct the Plan Trustee to consummate the transactions contemplated by this Commitment Agreement, are subject to the conditions that:

a.Independent Fiduciary will have confirmed that the transactions contemplated by this Commitment Agreement continue to satisfy the ERISA Requirements because an Independent Fiduciary MAC has not occurred or, if an Independent Fiduciary MAC has occurred, it is not continuing on the Closing Date; provided that, on the Closing Date, Independent Fiduciary will either (i) provide Insurer with written confirmation of the satisfaction of the condition set forth in this paragraph 10.a. or (ii) notify Insurer that such condition has not been satisfied; provided further that, if the Closing Date Transfers are delivered to Insurer pursuant to paragraph 3 and no such confirmation or notification is provided by Independent Fiduciary by the close of business on the Closing Date, the direction Independent Fiduciary sends to the Plan Trustee to pay the Closing Date Transfers in accordance with paragraph 3 shall be considered confirmation of the satisfaction of the condition set forth in this paragraph 10.a.

b.No court or government agency has taken any action after the Commitment Agreement Date that would cause the consummation of the transactions contemplated by this Commitment Agreement to violate the law or cause the Plan to fail to remain qualified under Code § 401(a).

c.Each of the representations and warranties of the other parties set forth in paragraphs 7, 8 and 9 shall be materially true and correct as of the Commitment Agreement Date and as of the Closing Date.

To the extent not satisfied as of the Closing Date, all conditions set forth in this paragraph 10 shall be deemed to have been waived following the delivery of the Closing Date Transfers; provided, however, the requirements of paragraph 10.a. shall never be waived. Notwithstanding the foregoing, (1) each of the representations and warranties set forth in paragraphs 7, 8 and 9 shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations and (ii) each of the covenants or other agreements in this Commitment Agreement that by their terms (x) do not contemplate performance after the Closing, shall not survive the Closing (except for pre‐Closing breach thereof) and (y) contemplate performance after the Closing shall survive the Closing consistent with the terms of the relevant covenant or agreement.

11.Miscellaneous.

a.The parties each hereby acknowledge that they jointly and equally participated in the drafting of this Commitment Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. The Schedules to this Commitment Agreement are incorporated by reference and made a part of this Commitment Agreement as if set forth fully in this Commitment Agreement.

b.This Commitment Agreement will be governed by, construed and interpreted in accordance with the laws of the State of Delaware, excluding those provisions relating to conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the State of Delaware in respect of all matters arising out of or in connection with this Commitment Agreement. The parties agree that irreparable damage may occur if any of the provisions of this Commitment Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party will be entitled to seek an injunction or injunctions to prevent breaches of this Commitment Agreement by the breaching party and to enforce specifically the terms and provisions of this Commitment Agreement, in addition to any other remedy to which such party is entitled by law or in equity. To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.

c.The Mutual Non-Disclosure Agreement, dated as of February 17, 2021, between Company and Insurer shall continue in full force and effect.

d.Insurer will comply, and will ensure that all of its affiliates, agents and subcontractors comply, with all applicable laws and regulations governing the confidential information of all annuitants, contingent annuitants and beneficiaries, including those laws relating to privacy, data security and protection and the safeguarding of such information, and its maintenance, disclosure and use. Insurer will maintain administrative, technical and physical safeguards to protect the privacy and security of the confidential information related to annuitants, contingent annuitants and beneficiaries. Insurer will comply in all material respects with any internal written policies relating to the confidential information of any annuitant, contingent annuitant or beneficiary as in effect from time to time. Insurer acknowledges that it is solely responsible from and after the Commitment Agreement Date for any Data Breach. For purposes of this paragraph 11.d., “Data Breach” means any act or omission by Insurer or its agents, subcontractors or service providers (“Authorized Persons”) that compromises either the security, confidentiality or integrity of any data related to annuitants, contingent annuitants or beneficiaries in its custody or under its control or the physical, technical, administrative or organizational safeguards put in place by Insurer (or any Authorized Persons) that relate to the protection of the security, confidentiality or integrity of any personally identifying information of any annuitant, contingent annuitant or beneficiary that is in its custody or under its control.

e.[***]

f.No party will assign or transfer this Commitment Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any assignment or transfer by Insurer in violation of this paragraph 11.f. will be null and void from the outset, without any effect whatsoever.

g.This Commitment Agreement may be executed in any number of counterparts, including by DocuSign or other commonly accepted electronic means, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.
b.“Cash” means a wire transfer, through the Federal Reserve System, of currency of the United States of America.
c.“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations and other official guidance issued thereunder.
d.“Cut-Off Time” means 4:00 p.m. eastern time on the Closing Date.
e.“Eligible Asset” means a Schedule 2 Asset that meets the Asset Eligibility Criteria as laid out in Schedule 3 as of the Commitment Agreement Date and to which Company or Plan Trust has valid title, free and clear of all Liens, other than Permitted Liens on the Closing Date at the time of transfer.
f.“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations and other official guidance promulgated thereunder that are currently in effect and applicable.
g.“ERISA Requirements” mean all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.
h.“Fair Market Value” means the fair market value as of the applicable date for a Schedule 2 Asset as in an amount equal to the fair market value as of such date for such Schedule 2 Asset as indicated (1) by the primary pricing source set forth in the table set forth in Schedule 9 that corresponds to the applicable asset class of such Schedule 2 Asset, (2) if such primary pricing source is not available or no fair market value is indicated by such primary pricing source for such Schedule 2 Asset, by the secondary pricing source set forth in Schedule 9 below that corresponds to the applicable asset class of such Schedule 2 Asset, or (3) if neither such primary nor secondary pricing source is available or no fair market value is indicated by either such source for such Schedule 2 Asset, Company, Independent Fiduciary, and Insurer will discuss the appropriate pricing source for such Schedule 2 Asset. For any applicable pricing source, the Mid Price will be used.
i.“Ineligible Asset” means a Schedule 2 Asset that does not meet the Asset Eligibility Criteria set forth on Schedule 3.
j.“Independent Fiduciary MAC” means (i) the occurrence of a material adverse change, as determined in Independent Fiduciary’s sole discretion, in or directly affecting Insurer after the Commitment Agreement Date that would cause the selection of Insurer and the purchase of the Contract to fail to satisfy the ERISA Requirements, or (ii) the occurrence of a change in ERISA Requirements after the Commitment Agreement Date that would cause the selection of Insurer and the Plan’s purchase of the Contract to fail to satisfy ERISA Requirements.
k.“Insurer Financial Payment Date” means August 31, 2021.
l.“Interim Asset Cash Flows” means, with respect to the Transferred Assets, the aggregate amount paid by the issuer of each asset to the record owner as of any day during the period from and including the Commitment Agreement Date and to but excluding the date that the Closing Date Transfers occur, (i) with respect to any coupon, plus (ii) with respect to cash flows received on such assets, including but not limited to principal payments, principal redemptions and tender offers but not including coupons described in clause (i). Interim Asset Cash Flows will not include any payments made with respect to any Transferred Asset that were due prior to the Commitment Agreement Date and any other cash flows not principal- or interest-related (such as class action payment receipt and litigation payment) relevant to events occurring prior to the Commitment Agreement Date. For purposes of paragraph 3.c., which relates to “Schedule 2 Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Assets” shall instead refer to “Schedule 2 Assets.” For purposes of paragraph 3.d, which relates to “Ineligible Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Assets” shall instead refer to “Ineligible Assets.”
m.“Mid Price” means, for any applicable pricing source set forth in the definition of Fair Market Value, the mid price as provided by the pricing source.
n.“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975, for which no statutory exemption or U.S. Department of Labor class exemption is available.
o.“Permitted Liens” means:

i.any Liens created by operation of law in respect of restrictions on transfer of securities (other than restrictions relating to the transfer of a Transferred Asset on the Closing Date in violation of applicable law); or
ii.with respect to any Transferred Asset, any transfer restrictions or other limitations on assignment, transfer or the alienability of rights under any indenture, debenture or other similar governing agreement to which such assets are subject (other than restrictions relating to the transfer of such an asset on the Closing Date in violation of any such restriction).
p.“Plan Trust” means the Arconic Corp. Pension Plans Master Trust.
q.“Plan Trustee” means The Bank of New York Mellon.
r.“Projected RBC Ratio” means, as of the day of determination, the projection of the RBC Ratio as of December 31, 2021.
s.“RBC Ratio” means the company action level risk-based capital ratio of Insurer, which will be calculated in the manner set forth in Schedule 10.
t.“Schedule 2 Asset” means each asset listed from time to time on Schedule 2 that is not an Ineligible Asset.
u. “Transferred Asset” means each Eligible Asset transferred to and received by Insurer by the Cut-Off Time on the Closing Date. Until valid title to an Eligible Asset has transferred to Insurer, such asset is not a Transferred Asset.
v.“Transferred Asset Market Value” means (i) the close-of-market Fair Market Value of a Transferred Asset as of the close of business on the Business Day prior to the Commitment Agreement Date, plus (ii) accrued interest on such Transferred Asset as of the close of business on the Business Day prior to the Commitment Agreement Date. For purposes of paragraph 3.d., which relates to “Ineligible Assets” instead of “Transferred Assets,” the reference in this definition to “Transferred Asset” will instead refer to “Ineligible Asset.”
w.“Transferred Asset Valuation” means the sum of the Transferred Asset Market Value for each Transferred Asset.

[signature page follows]

IN WITNESS WHEREOF, Company, Insurer, and Independent Fiduciary have executed this Commitment Agreement as of the date first written above.

ARCONIC CORPORATION	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: /s/ Erick Asmussen	By: /s/ Neil Drzewiecki
Print Name: Erick Asmussen	Print Name: Neil Drzewiecki
Title: CFO	Title: Head of PRT & Institutional Actuarial

STATE STREET GLOBAL ADVISORS TRUST COMPANY, acting solely in its capacity as Independent Fiduciary of the Plan
By: /s/ Denise Sisk
Print Name: Denise Sisk
Title: Managing Director

Schedule 1
to
Commitment Agreement

SPECIMEN CONTRACT

See attached “Glacier Commitment Agreement Schedule 1 -- MassMutual GAC.pdf”

Schedule 2
to
Commitment Agreement

See attached “Project Glacier Final AIK Portfolio 20210420.xlsx”

Schedule 3
to
Commitment Agreement
ASSET ELIGIBILITY CRITERIA
In order for a Schedule 2 Asset to be eligible for transfer to Insurer as a Transferred Asset, each such asset must meet all of the following criteria (“Asset Eligibility Criteria”):
1.The asset is not a security issued by the Company or an affiliate thereof; and the asset is not a security issued by the Insurer or an affiliate thereof.
2.The Insurer has not notified the Company that the Insurer is prohibited by law from holding or beneficially owning the asset. The Insurer will be deemed to have notified the Company that the Insurer is prohibited by law from holding or beneficially owning any security issued by any entity that is listed from time to time on the:
a.California Department of Insurance’s “List of Companies Doing Business with the Iranian Petroleum/Natural Gas, Nuclear, and Military Sectors”,
b.California Department of General Services’ “Entities Prohibited from Contracting with Public Entities in California per the Iranian Contracting Act, 2010”,
c.New York State Department of Financial Services’ “Entities determined to be non-responsive bidders/offerors pursuant to The New York State Iran Divestment Act of 2012”, or
d.Treasury Department’s Office of Foreign Asset Control list of sanctioned countries.
3.A Fair Market Value for the asset is available on the Business Day prior to the Commitment Agreement Date.
4.The asset is not in default and is performing with respect to principal and interest payments on and as of the Commitment Agreement Date.
5.The asset is denominated in U.S. dollars.
6.The asset is in round lots of minimum trade size or greater, based on the applicable standards for such asset as applied by any applicable clearing service.
7.The asset is not a Sukuk security.

Schedule 4
to
Commitment Agreement
INTERIM ASSET CASH FLOWS

CUSIP	Position	Coupon	Coupons Received	Principal Redemption Received
(9 Digit) Description	Amount	(Rate)	Amount Date	Amount Date

Schedule 5
to
Commitment Agreement

INVESTMENT MANAGERS AND INVESTMENT ADVISERS

See attached “Glacier Commitment Agreement Schedule 5 -- MassMutual Affiliates.pdf”

EXECUTION VERSION
Schedule 6
to
Commitment Agreement

STATE INSURANCE GOVERNMENTAL AUTHORITIES

Insurer will secure the approval of the GAC and annuity certificates from the Pennsylvania Department of Insurance, if approval is needed.
Insurer will secure the approval of the annuity certificates from the applicable insurance regulatory authorities in the following jurisdictions, if approval is needed:
[***]

Schedule 7
to
Commitment Agreement

INSURER WIRE INSTRUCTIONS

Payment of Premium Amount by the Closing Date:

[***]

2

Schedule 8
to
Commitment Agreement

ARBITRATION DISPUTE RESOLUTION

1.Rules and Procedures. Any dispute between the parties referenced herein shall be resolved by arbitration conducted by one arbitrator, in accordance with Commercial Arbitration Rules and Expedited Procedures for Large, Complex Commercial Disputes of the American Arbitration Association (“AAA”), as such rules and procedures are in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Company and Insurer.
2.Location. The seat of the arbitration shall be New York City, New York, at a mutually agreed upon location, or in the absence of agreement at the New York City offices of the AAA.
3.Arbitrator. The Company and Insurer shall jointly engage a mutually agreed upon arbitrator (such firm, the “Approved Arbitrator”), within five Business Days after a dispute notice is delivered by either party to the other party to resolve any arbitration dispute. If the Company and Insurer are unable to engage an Approved Arbitrator within such time period on such terms, then the AAA shall appoint an arbitrator within three Business Days thereafter.
4.Damages. As applicable, the arbitrator shall resolve any arbitration dispute within the range of difference between (a) any amounts or values as calculated or determined by Insurer and (b) any amounts or values as calculated or determined by the Company. The arbitrator will have no authority to award any other damages other than as provided for herein.
5.Judgment. Any arbitration award shall be final and binding on the Company and Insurer. The Company and Insurer shall undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the Company or Insurer, as applicable, or their respective assets.
6.Costs. The Company and Insurer shall share the fees and disbursements of the arbitrator equally (i.e., on a 50%/50% basis). The Company and Insurer shall each bear their own costs and expenses incurred in connection with prosecuting and/or defending any arbitration dispute.
7.Amended Schedules. If applicable, the Company and Insurer will promptly amend the schedules hereto to reflect any arbitration decision.

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Schedule 9
to
Commitment Agreement

PRICING SOURCES

•To determine the fair market value of the securities, the primary pricing source for the valuations will be [***] mid- price.
•If [***] pricing is not available for any security, then the secondary pricing source will be [***] mid-price.
•If neither the primary nor secondary pricing source is available for any particular security, the IC and Arconic will negotiate in good faith to determine an alternative fair market value of such security.
•The fair market value will include accrued interest for each security. Accrued interest means the aggregate amount of interest that has been earned, but not paid, as of the close of business on the valuation date.
◦
4

Schedule 10
to
Commitment Agreement

RBC RATIO CALCULATION
[***]

5